Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 16, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Healthcare Services Group, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Healthcare Services Group, Inc. on Form S-3 (File No. 333-108182) and on Forms S-8 (File No. 333-92835, File No. 333-184612, File No. 333-234338, File No. 333-240096, and File No. 333-273517).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 16, 2024